Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Relations:	Media:
April 28, 2016	Kurt Ogden	Gary Chapman
The Woodlands, TX	(801) 584-5959	(281) 719-4324
NYSE: HUN

Huntsman Reports First Quarter Results;

Reports Strong Adjusted EBITDA Improvement Compared to Prior Quarter

First Quarter 2016 Highlights

•                 Adjusted EBITDA was $274 million compared to $285 million in the prior year period and $240 million in the prior quarter.

•                 Adjusted diluted income per share was $0.37 compared to $0.40 in the prior year period and $0.51 in the prior quarter.

•                 Net income attributable to Huntsman Corporation was $56 million compared to $5 million in the prior year period and $4 million in the prior quarter.

•                 The stronger U.S. dollar reduced adjusted EBITDA by an estimated $19 million compared to the prior year period; a negative impact of approximately $0.05 loss per diluted share.

•                 First quarter 2016 free cash flow generation improved $34 million compared to the prior year period.

	Three months ended
	March 31,		December 31,
In millions, except per share amounts, unaudited	2016	2015	2015

Revenues	$2,355	$2,589	$2,332

Net income attributable to Huntsman Corporation	$56	$5	$4
Adjusted net income(1)	$88	$98	$124

Diluted income per share	$0.24	$0.02	$0.02
Adjusted diluted income per share(1)	$0.37	$0.40	$0.51

EBITDA(1)	$232	$159	$111
Adjusted EBITDA(1)	$274	$285	$240

See end of press release for footnote explanations

THE WOODLANDS, Texas — Huntsman Corporation (NYSE: HUN) today reported first quarter 2016 results with revenues of $2,355 million and adjusted EBITDA of $274 million.

Peter R. Huntsman, our President and CEO, commented:

“I am pleased with the improvements that we are seeing in our business.  We are intensely focused on the three priorities outlined at our recent Investor Day.

Our first priority is growing margins and earnings in our core downstream differentiated businesses. To this end, during the first quarter our total company adjusted EBITDA improved to $274 million from $240 million in the previous quarter.

Our second priority is generating more than $350 million of free cash flow in 2016. Our first quarter results put us well on track to achieving this objective.

Our third priority is the separation of our TiO2 business. We continue to explore a spin to our shareholders as well as other strategic options. As margins improve in our pigments business and we see the full effects of our restructuring efforts, I am encouraged that improving conditions will enable us to achieve this separation.

Our successful first quarter results position us well to accomplish these objectives to increase shareholder value.”

Segment Analysis for 1Q16 Compared to 1Q15

Polyurethanes

The decrease in revenues in our Polyurethanes division for the three months ended March 31, 2016 compared to the same period in 2015 was primarily due to lower average selling prices.  MDI average selling prices decreased in response to lower raw material costs and the foreign currency exchange impact of a stronger U.S. dollar primarily against the euro.  MTBE average selling prices decreased in-line with lower pricing for high octane gasoline.  PO/MTBE sales volumes increased due to the impact of the prior year planned maintenance outage.  MDI sales volumes increased due to higher demand in the Americas and European regions.  The increase in adjusted EBITDA was primarily due to the impact of the prior year planned PO/MTBE maintenance outage, estimated at $60 million, and higher MDI volumes, partially offset by lower MTBE margins and the foreign currency exchange impact of a stronger U.S. dollar primarily against the euro.

Performance Products

The decrease in revenues in our Performance Products division for the three months ended March 31, 2016 compared to the same period in 2015 was primarily due to lower average selling prices, partially offset by higher sales volumes.  Average selling prices decreased primarily in response to lower raw material costs and the foreign currency exchange impact of a stronger U.S. dollar primarily against the euro.  Sales volumes increased primarily due to higher sales volumes of ethylene oxide intermediates, partially offset by lower sales volumes for amines and maleic anhydride.  The decrease in adjusted EBITDA was primarily due to lower sales volumes for amines and maleic anhydride and lower contribution margins for ethylene and maleic anhydride.

Advanced Materials

The decrease in revenues in our Advanced Materials division for the three months ended March 31, 2016 compared to the same period in 2015 was due to lower sales volumes and lower average selling prices.  Sales volumes decreased in the Americas region, primarily due to competitive pressure, partially offset by strong volume growth in our European and Asia Pacific regions.  Average selling prices decreased in our European and Asia Pacific regions as a result of competitive pricing pressure and the foreign currency exchange impact of a stronger U.S. dollar primarily against the euro.  The increase in adjusted EBITDA was primarily due to higher contribution margins from lower raw material costs.

Textile Effects

The decrease in revenues in our Textile Effects division for the three months ended March 31, 2016 compared to the same period in 2015 was due to lower average selling prices and lower sales volumes.  Average selling prices decreased primarily due to the foreign currency exchange impact of a stronger U.S. dollar primarily against the euro.  Sales volumes decreased primarily due to the de-selection of lower value business and destocking within the dyes supply chain.  The increase in adjusted EBITDA was primarily due to higher contribution margins from lower raw material costs and lower selling, general and administrative expenses.

Pigments and Additives

The decrease in revenues in our Pigments and Additives division for the three months ended March 31, 2016 compared to the same period in 2015 was due to lower average selling prices, partially offset by higher sales volumes.  Average selling prices decreased primarily as a result of competitive pressure and the foreign currency exchange impact of a stronger U.S. dollar primarily against the euro.  Sales volumes increased primarily due to increased end use demand.  The decrease in adjusted EBITDA was primarily due to lower contribution margins for titanium dioxide.

Corporate, LIFO and Other

Adjusted EBITDA from Corporate, LIFO and Other decreased by $5 million to a loss of $42 million for the three months ended March 31, 2016 compared to a loss of $37 million for the same period in 2015.  The decrease in adjusted EBITDA was primarily the result of a decrease in LIFO inventory valuation income, partially offset by a decrease in loss from benzene sales.

Liquidity, Capital Resources and Outstanding Debt

As of March 31, 2016, we had $974 million of combined cash and unused borrowing capacity compared to $1,023 million on December 31, 2015.

On September 29, 2015, our Board of Directors authorized the repurchase of up to $150 million in shares of our common stock.  On October 27, 2015 we entered into and funded an accelerated share repurchase agreement to repurchase $100 million of our common stock.  The accelerated share repurchase was completed in January 2016 with 8.6 million shares repurchased.

On April 1, 2016, we entered into a new $550 million 2016 Term Loan B due 2023.  Proceeds from the new term loan were used to repay in full our term loan B due 2017 and remaining term loan C due 2016.  We also extended the maturity of our revolving credit facility to 2021 and increased the amount to $650 million.

Total capital expenditures for the period ended March 31, 2016 were $99 million.  We expect to spend approximately $450 million annually on capital expenditures in 2016 and 2017.

Income Taxes

During the three months ended March 31, 2016, we recorded an income tax expense of $27 million.  During the same period we paid $5 million in cash for income taxes.

We expect our 2016 and long term adjusted effective tax rate to be approximately 30%.

Earnings Conference Call Information

We will hold a conference call to discuss our first quarter 2016 financial results on Thursday, April 28, 2016 at 10:00 a.m. ET.

Call-in numbers for the conference call:
U.S. participants	(888) 679 - 8035
International participants	(617) 213 - 4848
Passcode	503 030 93#

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register, please go to: https://www.theconferencingservice.com/prereg/key.process?key=P84M7KQQF

Webcast Information

The conference call will be available via webcast and can be accessed from the company’s website at ir.huntsman.com.

Replay Information

The conference call will be available for replay beginning April 28, 2016 and ending May 5, 2016.

Call-in numbers for the replay:
U.S. participants	(888) 286 - 8010
International participants	(617) 801 - 6888
Replay code	29385180

Table 1 — Results of Operations

	Three months ended
	March 31,
In millions, except per share amounts, unaudited	2016	2015

Revenues	$2,355	$2,589
Cost of goods sold	1,939	2,139
Gross profit	416	450
Operating expenses	265	280
Restructuring, impairment and plant closing costs	13	93
Operating income	138	77
Interest expense	(50)	(56)
Equity in income of investment in unconsolidated affiliates	1	2
Loss on early extinguishment of debt	—	(3)
Other income (loss)	1	(1)
Income before income taxes	90	19
Income tax expense	(27)	(2)
Income from continuing operations	63	17
Loss from discontinued operations, net of tax(2)	(1)	(2)
Net income	62	15
Net income attributable to noncontrolling interests, net of tax	(6)	(10)
Net income attributable to Huntsman Corporation	$56	$5

Adjusted EBITDA(1)	$274	$285

Adjusted net income(1)	$88	$98

Basic income per share	$0.24	$0.02
Diluted income per share	$0.24	$0.02
Adjusted diluted income per share(1)	$0.37	$0.40

Common share information:
Basic shares outstanding	236	244
Diluted shares	238	247
Diluted shares for adjusted diluted income per share	238	247

See end of press release for footnote explanations

Table 2 — Results of Operations by Segment

	Three months ended
	March 31,		Better /
In millions, unaudited	2016	2015	(Worse)

Segment Revenues:
Polyurethanes	$836	$890	(6)%
Performance Products	536	656	(18)%
Advanced Materials	266	290	(8)%
Textile Effects	185	206	(10)%
Pigments & Additives	540	572	(6)%
Corporate and eliminations	(8)	(25)	n/m

Total	$2,355	$2,589	(9)%

Segment Adjusted EBITDA(1):
Polyurethanes	$131	$105	25%
Performance Products	92	121	(24)%
Advanced Materials	60	58	3%
Textile Effects	18	17	6%
Pigments & Additives	15	21	(29)%
Corporate, LIFO and other	(42)	(37)	(14)%

Total	$274	$285	(4)%

n/m = not meaningful

See end of press release for footnote explanations

Table 3 — Factors Impacting Sales Revenues

	Three months ended
	March 31, 2016 vs. 2015
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
Unaudited	Currency	Rate	& Other	Volume(b)	Total

Polyurethanes	(19)%	(2)%	2%	13%	(6)%
Performance Products	(13)%	(2)%	(10)%	7%	(18)%
Advanced Materials	(3)%	(5)%	2%	(2)%	(8)%
Textile Effects	(2)%	(5)%	(1)%	(2)%	(10)%
Pigments & Additives	(11)%	(3)%	2%	6%	(6)%
Total Company	(13)%	(3)%	(2)%	9%	(9)%

	Pro forma
	Three months ended
	March 31, 2016 vs. 2015
	Average
	Selling	Sales Mix	Sales
Unaudited, pro forma	Price(a)	& Other	Volume(b)	Total

Polyurethanes	(21)%	2%	3%	(16	)%(c)
Performance Products	(15)%	(10)%	7%	(18)%
Advanced Materials	(8)%	2%	(2)%	(8)%
Textile Effects	(7)%	(1)%	(2)%	(10)%
Pigments & Additives	(14)%	2%	6%	(6)%
Total Company	(16)%	(2)%	6%	(12	)%(c)

(a) Excludes sales from tolling arrangements, by-products and raw materials.

(b) Excludes sales from by-products and raw materials.

(c) Excludes volume impact from planned maintenance at our PO/MTBE facility in 1H15.

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax		Net Income		Diluted Income
	EBITDA		Expense		Attrib. to HUN Corp.		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	March 31,		March 31,		March 31,		March 31,
In millions, except per share amounts, unaudited	2016	2015	2016	2015	2016	2015	2016	2015

GAAP(1)	$232	$159	$(27)	$(2)	$56	$5	$0.24	$0.02
Adjustments:
Acquisition and integration expenses, purchase accounting adjustments	9	9	(3)	(2)	6	7	0.03	0.03
Loss from discontinued operations, net of tax(2)	2	1	N/A	N/A	1	2	—	0.01
Loss on early extinguishment of debt	—	3	—	(1)	—	2	—	0.01
Certain legal settlements and related expenses	1	1	—	—	1	1	—	—
Net plant incident remediation costs	1	—	—	—	1	—	—	—
Amortization of pension and postretirement actuarial losses	16	18	(3)	(5)	13	13	0.05	0.05
Restructuring, impairment, plant closing and transition costs	13	94	(3)	(26)	10	68	0.04	0.28

Adjusted(1)	$274	$285	$(36)	$(36)	$88	$98	$0.37	$0.40

Adjusted income tax expense					36	36
Net income attributable to noncontrolling interests, net of tax					6	10

Adjusted pre-tax income(1)					$130	$144

Adjusted effective tax rate					28%	25%

		Income Tax	Net Income	Diluted Income
	EBITDA	(Expense) Benefit	Attrib. to HUN Corp.	Per Share
	Three months ended	Three months ended	Three months ended	Three months ended
	December 31,	December 31,	December 31,	December 31,
In millions, except per share amounts, unaudited	2015	2015	2015	2015

GAAP(1)	$111	$39	$4	$0.02
Adjustments:
Acquisition and integration expenses, purchase accounting adjustments	22	(6)	16	0.07
Loss from discontinued operations, net of tax(2)	3	N/A	—	—
Loss on disposition of businesses/assets	1	—	1	—
Certain legal settlements and related expenses	1	—	1	—
Net plant incident remediation costs	1	—	1	—
Amortization of pension and postretirement actuarial losses	18	(3)	15	0.06
Restructuring, impairment, plant closing and transition costs	83	3	86	0.36

Adjusted(1)	$240	$33	$124	$0.51

Adjusted income tax benefit			(33)
Net income attributable to noncontrolling interests, net of tax			5

Adjusted pre-tax income(1)			$96

Adjusted effective tax rate			-34%

See end of press release for footnote explanations

Table 5 — Reconciliation of Net Income to EBITDA

	Three months ended
	March 31,		December 31,
In millions, unaudited	2016	2015	2015

Net income attributable to Huntsman Corporation	$56	$5	$4
Interest expense	50	56	47
Income tax expense (benefit) from continuing operations	27	2	(39)
Income tax (benefit) expense from discontinued operations(3)	(1)	1	(3)
Depreciation and amortization	100	95	102

EBITDA(1)	$232	$159	$111

See end of press release for footnote explanations

Table 6 — Selected Balance Sheet Items

	March 31,	December 31,
In millions	2016	2015
	(unaudited)

Cash	$218	$269
Accounts and notes receivable, net	1,572	1,449
Inventories	1,689	1,692
Other current assets	351	424
Property, plant and equipment, net	4,437	4,446
Other assets	1,573	1,540

Total assets	$9,840	$9,820

Accounts payable	$1,027	$1,061
Other current liabilities	652	686
Current portion of debt	103	170
Long-term debt	4,724	4,625
Other liabilities	1,649	1,649
Total equity	1,685	1,629

Total liabilities and equity	$9,840	$9,820

Table 7 — Outstanding Debt

	March 31,	December 31,
In millions	2016	2015
	(unaudited)

Debt:
Senior credit facilities	$2,441	$2,454
Accounts receivable programs	263	215
Senior notes	1,872	1,850
Variable interest entities	140	151
Other debt	111	125

Total debt - excluding affiliates	4,827	4,795

Total cash	218	269

Net debt- excluding affiliates	$4,609	$4,526

Table 8 — Summarized Statement of Cash Flows

	Three months ended
	March 31,
In millions, unaudited	2016	2015

Total cash at beginning of period(a)	$269	$870

Net cash provided by operating activities	88	34
Net cash used in investing activities	(101)	(81)
Net cash (used in) provided by financing activities	(38)	189
Effect of exchange rate changes on cash	2	(8)
Change in restricted cash	(2)	(1)
Total cash at end of period(a)	$218	$1,003

Supplemental cash flow information:
Cash paid for interest	$(35)	$(48)
Cash paid for income taxes	(5)	(11)
Cash paid for capital expenditures	(99)	(149)
Depreciation and amortization	100	95

Changes in primary working capital:
Accounts and notes receivable	$(105)	$(49)
Inventories	22	54
Accounts payable	(31)	(2)

Total cash provided by primary working capital	$(114)	$3

	Three months ended
	March 31,
	2016	2015
Free cashflow:
Adjusted EBITDA	$274	$285
Capital expenditures	(99)	(149)
Interest	(35)	(48)
Income taxes	(5)	(11)
Primary working capital change	(114)	3
Restructuring	(20)	(27)
Pensions	(20)	(33)
Maintenance & other	6	(67)

Total free cash flow	$(13)	$(47)

(a) Includes restricted cash.

Footnotes

(1)   We use EBITDA and adjusted EBITDA to measure the operating performance of our business.  We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business.  We believe that net income (loss) attributable to Huntsman Corporation is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to EBITDA, adjusted EBITDA and adjusted net income.  Additional information with respect to our use of each of these financial measures follows:

EBITDA is defined as net income (loss) attributable to Huntsman Corporation before interest, income taxes, and depreciation and amortization.

EBITDA, adjusted EBITDA and adjusted net income (loss), as used herein, are not necessarily comparable to other similarly titled measures of other companies. The reconciliation of EBITDA to net income (loss) attributable to Huntsman Corporation is set forth in Table 7 above.

Adjusted EBITDA is computed by eliminating the following from EBITDA:  (a) acquisition and integration expenses, purchase accounting adjustments; (b) EBITDA from discontinued operations; (c) loss (gain) on disposition of businesses/assets; (d) loss on early extinguishment of debt; (e) certain legal settlements and related expenses; (f) net plant incident remediation costs; (g) amortization of pension and postretirement actuarial losses (gains); and (h) restructuring, impairment, plant closing and transition costs (credits).  The reconciliation of adjusted EBITDA to EBITDA is set forth in Table 4 above.

Adjusted net income (loss) is computed by eliminating the after tax impact of the following items from net income (loss) attributable to Huntsman Corporation: (a) acquisition and integration expenses, purchase accounting adjustments; (b) impact of certain foreign tax credit elections; (c) loss (income) from discontinued operations; (d) discount amortization on settlement financing associated with the terminated merger; (d) loss (gain) on disposition of businesses/assets; (e) loss on early extinguishment of debt; (f) certain legal settlements and related expenses; (g) net plant incident remediation costs; (h) amortization of pension and postretirement actuarial losses (gains); and (i) restructuring, impairment, plant closing and transition costs (credits).  We do not adjust for changes in tax valuation allowances because we do not believe it provides more meaningful information than is provided under GAAP.  The reconciliation of adjusted net income (loss) to net income (loss) attributable to Huntsman Corporation common stockholders is set forth in Table 4 above.

(2)   During the first quarter 2010 we closed our Australian styrenics operations; results from associated business are treated as discontinued operations.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated chemicals with 2015 revenues of approximately $10 billion.  Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 100 manufacturing and R&D facilities in approximately 30 countries and employ approximately 15,000 associates within our 5 distinct business divisions. For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Social Media:

Twitter: twitter.com/Huntsman_Corp
Facebook: www.facebook.com/huntsmancorp
LinkedIn: www.linkedin.com/company/huntsman

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.